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                                  EXHIBIT 23.1



                         CONSENT OF INDEPENDENT AUDITORS


    We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-96424) pertaining to (i) AmeriLink Corporation 1994 Stock Incentive Plan, (ii) the Stock Option Agreement dated as of August 19, 1994 between AmeriLink Corporation and Joseph L. Govern and (iii) the Stock Option Addendum to Executive Employment Agreement dated August 19, 1994 between AmeriLink Corporation and Larry R. Linhart and (Form S-3 No. 33-96422) pertaining to registration of 100,000 shares of its common stock of our report dated May 16, 1997, with respect to the consolidated financial statements and schedule of AmeriLink Corporation included in its Annual Report (Form 10-K) for the year ended March 30, 1997.



/s/ Ernst & Young LLP
Columbus, Ohio
June 25, 1997

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